EXHIBIT 3.1


1. RESOLVED THAT the Memorandum of Association of the Company be and is hereby amended in the following manner:

     (a)  Clause 7 be amended by:

          (i) deleting the figure "70,000" on the first line and replacing it with "170,000";

          (ii) inserting the words "five classes of shares of one series each" after the word "into" on the second line;

          (iii) inserting "(the "Common Stock")" after the word "each" on the third line;

          (iv) inserting immediately after the proposed amendment as set out in item (iii) above "2,500,000 Class A preferred shares with a par value of US$0.01 each (the "Class A Preferred Stock"), 2,500,000 Class B preferred shares with a par value of US$0.01 each (the "Class B Preferred Stock"), 2,500,000 Class C preferred shares with a par value of US$0.01 each (the "Class C Preferred Stock") and 2,5000,000 Class D preferred shares with a par value of US$0.01 each (the "Class D Preferred Stock")"; and

          (v) inserting a second and third sentence immediately after the first sentence of this Clause as follows:

          "All shares shall be issued as registered shares and may not be exchanged for shares issued to bearer."

          "The Class A Preferred Stock, Class B Preferred Stock, the Class C Preferred Stock and the Class D Preferred Stock shall be collectively referred to as the "Preferred Stock".


     (b)  Clause 8 be deleted in its entirety and replaced with the following:

          (i)  Preferred Stock

               The directors of the Company are authorised to amend by resolution of directors the Company's Memorandum of Association to fix the designations, powers, restrictions, powers, rights, qualifications, limitations, conversion and other rights, voting powers, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each class of Preferred Stock.

               The authority of the directors with respect to each class of Preferred Stock shall include, but not be limited to, setting the following:

               (a) the distinctive designation of such class and the number of shares constituting such class (provided that the aggregate number of shares constituting all classes of Preferred Stock shall not exceed 10,000,000);

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               (b)  the annual distribution rate on shares of such classes whether distributions shall be cumulative and, if so, from which date or dates;

               (c) whether the shares of such class shall be redeemed and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable and the amount per share payable in case of redemption, which amount may very under different conditions and at different redemption dates;

               (d) the obligation, if any, of the Company to redeem or repurchase shares of such class pursuant to a sinking fund;

               (e) whether shares of such class shall be convertible into, or exchanged for, shares of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

               (f) whether the shares of such class shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

               (g) the rights of the shares of such class in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company; and

               (h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such class.

          (ii) Common Stock

     Subject to all of the rights of the Preferred Stock as expressly provided herein or by the directors by a resolution of directors pursuant to this Clause, all shares of Common Stock shall:

               (a)  be entitled to receive dividends;

               (b) be entitled to vote on the election of directors and all other matters requiring members' approval, each share of Common Stock being entitled to one vote each;

               (c) upon the winding up or liquidation of the Company, whether voluntary or involuntary, any surplus assets shall be distributed pro rata amongst the holders of the Common Stock.

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     (c)  Clause 9 be deleted in its entirety and replaced by the following:

          "The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or by the creation or issue of shares of a class with rights superior to those of existing classes. For the avoidance of doubt, no action taken by the directors in accordance with Clause 8 of this Memorandum of Association shall require the approval of the members."

     (d)  Clause 10 be deleted in its entirety and replaced by the following:

          "The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether not the Company is being wound up, be varied with the resolution of the holders of not less than a majority of the issued shares of that class or series of share and of the holders of not less than a majority of the issued shares of any other class or series of shares which may be affected by such variation, unless a higher vote is required by the terms of any series or class of shares. For the avoidance of doubt, no action taken in accordance with Clause 8 or 9 of this Memorandum of Association shall be deemed to be a variation of class rights for the purpose of this Clause 10."

     (e) Clause 11 be deleted in its entirety and the remaining clauses renumbered accordingly.